Exhibit 10.27

SECOND AMENDMENT TO CONTRACT OF SALE AND DEVELOPMENT AGREEMENT

This Second Amendment to Contract of Sale and Development Agreement (“Second Amendment”) is entered into as of this 7th day of April, 2000, by and between 610 Loop Venture, LLC, a Texas Limited Liability Company (“610”) and Landry’s Management, L.P., a Delaware Limited Partnership (“Landry’s”).

RECITALS:

WHEREAS, 610 and Landry’s entered into a Contract of Sale and Development Agreement (the “Agreement”) dated August 17, 1998, which Agreement was subsequently amended. The terms used herein shall have the meaning ascribed to them in the Agreement;

WHEREAS, Landry’s has requested that 610 release Landry’s from certain obligations set forth in the Agreement;

WHEREAS, Landry’s desires to build and develop its own office building on a portion of the Land without any involvement, assistance or relationship with 610;

WHEREAS, 610 has expended over $2,300,000 in architectural fees in connection with the Project;

WHEREAS, 610 has commenced construction of its development on a portion of the Land adjacent to the location where Landry’s desires to build and develop its own office building;

WHEREAS, 610 has agreed to release Landry’s from its obligations under the Agreement;

WHEREAS, upon execution of this Second Amendment, 610 agrees to release Landry’s from any claim for liquidated damages resulting from Landry’s request and desire to terminate certain of its obligations under the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	610 shall continue to have the right to acquire the portion of the Land where 610 has commenced construction of its retail development (“Retail Land”) and an additional portion of the Land and/or property described in Exhibits “A-1 & A-2” and attached hereto for future expansion or warehouse and miscellaneous use.

2.	610 shall continue to have the right to acquire the Land described in Exhibit “A-1” at the same price per square foot as provided in the Agreement. Upon 610’s purchase of the Retail Land, the Lease Agreement referenced in the Amendment dated May 12, 1999 shall be terminated.

3.	In order to exercise any right to acquire property, 610 must provide written notice to Landry’s. Landry’s shall, within ten (10) days of 610’s notice, advise 610 of the price for the Land and/or property described in Exhibit “A-2.” At 610’s request, the parties may be required to choose an appraiser within fifteen (15) days from the date of notice given by 610. Each party shall share equally in the cost of the appraiser. The purchase price shall be the appraised value as determined by the appraiser. Upon mutual agreement of the parties, the parties may disregard the findings of the appraiser and select another appraiser to determine the appraised value. 610 shall close on the property within thirty (30) days after the purchase price has been determined. The property shall be sold on an “as is” basis, with ad valorem taxes pro rated at closing. Landry’s shall convey the property by special warranty deed at closing. Landry’s shall be responsible for all closing costs as are reasonable and customary in Harris County, Texas, including title policies.

4.	Except as provided herein and the Lease Agreement dated May 12, 1999, all other obligations of both 610 and Landry’s under the Agreement and First Amendment are terminated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LANDRY’S: LANDRY’S MANAGEMENT, L.P., a Delaware Limited Partnership

By:	LANDRY’S G.P., INC., a Delaware Corporation
By:
Name:
Title:

610: 610 LOOP VENTURE, LLC, a Texas Limited Liability Company

By:
Name:
Title:

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